UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

ICU MEDICAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	33-0022692
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to purchase Series A Junior Participating Preferred Stock	Nasdaq Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]
Securities Act Registration Statement file made to which this form relates (if applicable): _____

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1. Description of Registrant's Securities to Be Registered

On February 18, 2010, the Company filed a Form 8-A with the Securities and Exchange Commission to register under Section 12(b) of the Securities Exchange Act of 1934, among other things, Preferred Stock Purchase Rights, representing the right to purchase fractional shares of Series A Junior Participating Preferred Stock of the Company pursuant to that certain Rights Agreement (the “Rights Agreement”), dated as of October 18, 2007, between the Company and American Stock Transfer & Trust Company as Rights Agent.

On August 8, 2017, the Rights Agreement expired according to its terms. As a result, all of the rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement have expired.

Item 2. Exhibits

Exhibit 3.1    Amended and Restated Certificate of Incorporation of ICU Medical, Inc., which includes the Rights, Preferences and Privileges of the Series A Junior Participating Preferred Stock. (Exhibit 3.1 to the Company's Current Report on Form 8-K filed on June 10, 2014, and incorporated herein by reference).

Exhibit 4.1    Amended and Restated Rights Agreement dated as of October 18, 2007, between the Company and American Stock Transfer & Trust Company as Rights Agent, which includes as an exhibit the Summary of Rights to Purchase Preferred Stock (Exhibit 1 to the Company's Registration Statement on Form 8-A dated February 18, 2010, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICU Medical, Inc.
Date: February 27, 2018	/s/ SCOTT E. LAMB Scott E. Lamb Chief Financial Officer and Treasurer